Exhibit 99.1

Kewaunee Scientific Reports

Results for Second Quarter

Exchange:	NASDAQ (KEQU)	Contact:	Thomas D. Hull III
(704) 871-3290

STATESVILLE, N.C. December 4, 2018 – PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today reported results for its second quarter of fiscal year 2019, ended October 31, 2018.

Sales for the quarter were $37,278,000, a 10.1% decrease from sales of $41,471,000 in the prior year second quarter. Domestic sales for the quarter were $30,622,000, up 7.3% from sales of $28,540,000 in the second quarter of last year. International sales for the quarter were $6,656,000, down 48.5% from sales of $12,931,000 in the second quarter last year.

Domestic sales increased year-over-year due to strength in the Company’s dealer and distribution channels as customers continue to invest in laboratory projects that utilize Kewaunee’s products. As highlighted in the Company’s first quarter press release, Kewaunee’s International segment delivered an unusually large order in the Middle East during the prior year, which adversely affects the operating performance comparison of the International segment in the second quarter of the current fiscal year. Also unfavorably impacting Kewaunee’s International segment sales performance was a significant year-over-year decline in the exchange rate of the Indian rupee versus the US dollar.

Pre-tax earnings for the quarter were $1,869,000 compared to $2,743,000 for the prior year period. Pre-tax earnings were impacted by the year-over-year decline in sales, the foreign exchange impact, as well as continued increases in raw material and freight costs. Net earnings decreased 18.0% for the quarter to $1,414,000, or $0.51 per diluted share, as compared to net earnings of $1,724,000, or $0.62 per diluted share, for the quarter ended October 31, 2017.

Kewaunee continues to win orders globally, with the Company’s order backlog at $101 million at October 31, 2018, as compared to $118 million at October 31, 2017, and $102 million at July 31, 2018. The Company has a strong volume of outstanding quotations globally and expects to be awarded significant projects over the balance of the fiscal year.

The Company’s balance sheet and financial condition remain strong. Unrestricted cash on hand was $9.5 million at the end of the quarter, as compared to $11.8 million at the end of the second quarter last year. Working capital was $36.4 million, as compared to $34.2 million at the end of the second quarter last year. Short-term debt and interest rate swaps were $4.7 million at the end of the quarter, as compared to $7.7 million at the end of the second quarter last year, and long-term debt was $822,000 as compared to $1.8 million at the end of the second quarter last year. The debt-to-equity ratio at October 31, 2018 was .14-to-1, as compared to .24-to-1 at October 31, 2017.

P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 ● 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927

PHONE 704-873-7202 ● FAX 704-873-1275

“Kewaunee’s Domestic segment had a solid second quarter, offset by softness in our International segment and higher raw material costs.” said David M. Rausch, Kewaunee’s President and Chief Executive Officer. “Looking forward, we have a strong order backlog and a large pipeline of outstanding quotations. We also expect to see a continuation of the gains in operating performance made during the second quarter. As the market leader, Kewaunee will continue to drive its strategy of worldwide growth through operational excellence to create value for its customers and shareholders.

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company’s products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company’s China headquarters and sales office are located in Shanghai, China. Kewaunee Scientific’s website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning these factors is contained in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Kewaunee Scientific Corporation

Condensed Consolidated Statements of Operations (Unaudited)

($ and shares in thousands, except per share amounts)

	Three months ended October 31,		Six months ended October 31,
	2018	2017	2018	2017
Net sales	$37,278	$41,471	$79,430	$75,352
Cost of products sold	29,505	33,560	64,183	60,620

Gross profit	7,773	7,911	15,247	14,732
Operating expenses	5,963	5,256	11,726	10,389

Operating earnings	1,810	2,655	3,521	4,343
Other income	150	177	314	345
Interest expense, net	(91)	(89)	(182)	(148)

Earnings before income taxes	1,869	2,743	3,653	4,540
Income tax expense	415	978	783	1,583

Net earnings	1,454	1,765	2,870	2,957
Less: net earnings attributable to the noncontrolling interest	40	41	49	85

Net earnings attributable to Kewaunee Scientific Corporation	$1,414	$1,724	$2,821	$2,872

Net earnings per share attributable to Kewaunee Scientific Corporation stockholders
Basic	$0.52	$0.64	$1.03	$1.06
Diluted	$0.51	$0.62	$1.01	$1.04

Weighted average number of common shares outstanding
Basic	2,743	2,717	2,740	2,715
Diluted	2,800	2,776	2,802	2,766

Kewaunee Scientific Corporation

Condensed Consolidated Balance Sheets

($ in thousands)

	October 31, 2018	April 30, 2018
Assets	(Unaudited)
Cash and cash equivalents	$9,477	$9,716
Restricted cash	679	1,242
Receivables, less allowances	29,785	32,660
Inventories	17,097	17,662
Prepaid expenses and other current assets	3,251	2,224

Total Current Assets	60,289	63,504
Net property, plant and equipment	14,868	14,661
Other assets	5,439	6,193

Total Assets	$80,596	$84,358

Liabilities and Stockholders’ Equity
Short-term borrowings and interest rate swaps	$4,658	$3,885
Current portion of long-term debt and lease obligations	1,184	1,167
Accounts payable	10,726	14,754
Other current liabilities	7,468	7,756

Total Current Liabilities	24,036	27,562
Other non-current liabilities	7,177	9,275

Total Liabilities	31,213	36,837
Kewaunee Scientific Corporation equity	48,920	47,059
Noncontrolling interest	463	462

Total Stockholders’ Equity	49,383	47,521

Total Liabilities and Stockholders’ Equity	$80,596	$84,358